Exhibit 5.1

May 12, 2023

B. Riley Securities, Inc.
299 Park Avenue, 21st Floor
New York, NY 10171

JMP Securities LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111

Raymond James & Associates, Inc.
277 Park Avenue, Suite 410
New York, NY 10172

Re: BRT Apartments Corp., Registration Statement on Form S-3 (File No. 333-265591)

Ladies and Gentlemen:

We have acted as counsel to BRT Apartments Corp., a corporation organized under the laws of the State of Maryland (the “Company”), in connection with the issuance and sale of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), having an aggregate offering price of up to $40,000,000, under separate Equity Distribution Agreements, dated May 12, 2023 (each an “Agreement” and collectively, the “Agreements”) by and between the Company and B. Riley Securities, Inc., JMP Securities LLC and Raymond James & Associates, Inc. (each an “Agent” and collectively, the “Agents”).  The Company registered the Shares to be issued and sold under the Agreements by means of a registration statement on Form S-3 (File No. 333-265591) (the “Registration Statement”), which Registration Statement the Company initially filed with the Securities and Exchange Commission (the “Commission”) on June 14, 2022, and which the Commission declared effective on April 28, 2023, as amended by Amendment No. 1 to the Registration Statement filed with the Commission on April 25, 2023.  All capitalized terms used herein and not expressly defined herein have the definitions specified in the Agreements.

This opinion is being delivered to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Articles of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus contained therein (the “Base Prospectus”), (iv) the Prospectus Supplement (the Base Prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against due payment therefor in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland (excluding local laws) and federal law of the United States of America.  In this regard, we note that we do not practice law in the State of Maryland and do not maintain any office therein.  Any opinions expressed herein with respect to the law of the State of Maryland have been reviewed by a member of our firm admitted to practice law in the State of Maryland.

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Very truly yours,

/s/ Dentons US LLP
Dentons US LLP